GOODWIN PROCTER	Goodwin Procter LLP Counsellors at Law 599 Lexington Avenue New York, NY 10022	T: 212.813.8800 F: 212.355.3333 goodwinprocter.com

February 11, 2004
DOV Pharmaceutical, Inc.
Continental Plaza
433 Hackensack Plaza
Hackensack, NJ 07601

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to DOV Pharmaceutical, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-1 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and relating to the resale of up to 2,920,974 shares (the "Shares") of common stock, par value $0.0001 per share, of the Company ("Common Stock"), by the selling stockholders named therein. The Shares consist of (i) 525,025 shares of Common Stock (the "Elan Common Shares") issued by the Company pursuant to that certain Securities Purchase Agreement (the "Elan Purchase Agreement"), dated as of January 21, 1999, by and between the Company and Elan International Services, Ltd., (ii) 574,521 shares of Common Stock (the "Elan Conversion Shares") which are issuable upon the conversion of 354,643 shares of the Company's Series B Preferred Stock, par value $1.00 per share, which were issued pursuant to the Elan Purchase Agreement, (iii) 1,428,571 shares of Common Stock (the "OrbiMed Common Shares") issued by the Company pursuant to that certain Securities Purchase Agreement (the "OrbiMed Purchase Agreement"), dated as of July 1, 2003, by and among the Company, PW Juniper Crossover Fund, L.L.C. ("Juniper"), Caduceus Private Investments, LP ("Caduceus") and OrbiMed Associates LLC ("OrbiMed"), (iv) 124,178 shares of Common Stock (the "Juniper Warrant Shares") issuuable upon the exercise of that certain Warrant, dated as of July 1, 2003, issued by the Company to Juniper (the "Juniper Warrant"), (v) 263,201 shares of Common Stock (the "Caduceus Warrant Shares") issuuable upon the exercise of that certain Warrant, dated as of July 1, 2003, issued by the Company to Caduceus (the "Caduceus Warrant") and (vi) 5,478 shares of Common Stock (the "OrbiMed Warrant Shares") issuuable upon the exercise of that certain Warrant, dated as of July 1, 2003, issued by the Company to OrbiMed (the "OrbiMed Warrant"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

In connection with the opinions expressed below, we have been furnished with and have examined originals, or copies certified or otherwise identified to our satisfaction, of the Elan Purchase Agreement, the OrbiMed Purchase Agreement, the Juniper Warrant, the Caduceus Warrant, the OrbiMed Warrant, the Company's Fourth Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-Laws, each as presently in effect, the Registration Statement and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purpose of this opinion (collectively, the "Transaction Documents").

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based upon the foregoing, we are of the opinion that (i) the Elan Common Shares and the OrbiMed Common Shares are validly issued, fully paid and nonassessable shares of Common Stock and (ii) the Elan Conversion Shares, the Juniper Warrant Shares, the Caduceus Warrant Shares and the OrbiMed Warrant Shares, when issued in accordance with the terms of the applicable Transaction Documents will be, validly issued, fully paid and nonassessable shares of Common Stock.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP